Exhibit 4.1

THIRD AMENDMENT AGREEMENT TO SECURED CONVERTIBLE NOTE

DUE NOVEMBER 17, 2019

This Third Amendment Agreement (this “Third Amendment”) to the Secured Convertible Note due November 17, 2019 (the “Note”), is made and entered into as of June 27, 2019, among XpresSpa Group, Inc., a Delaware corporation (the “Company”), and the Holders (as identified on the signature pages hereto), constituting a Majority in Interest (the “Specified Holders”). Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Note.

RECITALS:

WHEREAS, the Company, the Specified Holders and certain other parties thereto entered into a Securities Purchase Agreement dated as of May 15, 2018 (the “SPA”) pursuant to which the Specified Holders were issued Notes as set forth on the signature pages hereto;

WHEREAS, pursuant to Section 4(b) of the Note, the conversion price for the principal and interest, if any, in connection with voluntary conversions by the Holder is $12.40 per share of Common Stock (after giving effect to the Company’s 1-for-20 reverse stock split that was effective on February 22, 2019), subject to adjustment herein (the “Conversion Price”); and

WHEREAS, the Company and the Specified Holders desire to amend certain terms of the Note to reduce the Conversion Price in consideration of the Specified Holders agreeing to voluntarily convert their Notes pursuant to Section 4(a) of the Notes.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties agree as follows:

1.                   Section 4(b) of the Note is hereby amended and restated in its entirety as follows:

“Conversion Price. The conversion price for the principal and interest, if any, in connection with voluntary conversions by the Holder shall be $2.48 per share of Common Stock, subject to adjustment herein (the “Conversion Price”).”

2.                   As consideration for the reduction in the Conversion Price, each Specified Holder hereby agrees to voluntarily convert the full amount of principal outstanding on its Notes pursuant to Section 4(a) of the Note, including all interest accrued thereon, into shares of Common Stock no later than June 28, 2019 at the Conversion Price as amended pursuant to this Third Amendment. If, as of 4PM on June 28, 2019, any Holder would otherwise beneficially own (as determined under Section 13(d) of the 1934 Act) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion of such Holder's then unconverted outstanding principal and interest, the Note shall convert automatically into warrants to purchase a number of shares of Common Stock equal to such Holder's then outstanding principal amount plus accrued interest divided by $2.48. Such warrants will have an exercise price of $0.01 and otherwise be identical in form and substance to the Company's existing Class A Warrant issued on May 18, 2018.

3.                   For the avoidance of doubt, the Specified Holders hereby waive the Events of Default have occurred under the SPA and Note as a result of the Company’s failure to comply with Section 8(a)(i) of the Note with respect to the periods ending April 30, 2019 and May 31, 2019 (together with any other default or Event of Default directly relating thereto as of the date hereof, the “Existing Defaults”) and any interest under the Note payable at a default rate pursuant to Section 8(b) thereof, including any such default rate interest accrued in respect of the Existing Defaults from each date of an Existing Default through the date hereof.

4.                   The Company represents that the holding period of the Notes and Conversion Shares as determined under Rule 144 is not affected by the terms of this Third Amendment and tack back to the original issue date of the Note.

5.                   The Company and the Specified Holders hereby acknowledge and agree that the additional shares of Common Stock issuable pursuant to, and as a result of, the terms of this Third Amendment shall be deemed to be an “Exempt Issuance” pursuant to the definition of “Exempt Issuance” as defined in the SPA.

6.                   Except as explicitly modified herein, the Transaction Documents (as defined in the SPA) shall remain in full force and effect.

7.                   This Third Amendment shall be governed in accordance with terms of the Note.

8.                   This Third Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by the Company and the Holder, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the Company and the Holder have executed this Third Amendment Agreement as of the date first above written.

COMPANY

XpresSpa Group, Inc.

By:

Its:

[Holder signature page follows]

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IN WITNESS WHEREOF, the Company and the Holder have executed this Third Amendment Agreement as of the date first above written.

Alpha Capital Anstalt

[Print Name of Holder]

[Signature]

Name:
Title:
4

Anson Investments Master Fund LP
[Print Name of Holder]

[Signature]

Name:
Title:

5

Brio Capital Master Fund Ltd.
[Print Name of Holder]

[Signature]

Name:
Title:

6

The Hewlett Fund LP
[Print Name of Holder]

[Signature]

Name:
Title:

7

Intracoastal Capital, LLC
[Print Name of Holder]

[Signature]

Name:
Title:

8

L1 Capital Global Opportunities Master Fund
[Print Name of Holder]

[Signature]

Name:
Title:

9

Palladium Capital Advisors, LLC
[Print Name of Holder]

[Signature]

Name:
Title:

10